April 7, 2012

G. Richard Smith

Sunridge International, Inc.

16857 E. Saguaro Blvd.

Fountain Hills, AZ 85268

Richard,

As of this date I am resigning from the position of Chief Financial Officer of Sunridge International, Inc.

Sincerely yours,

Chas B. Mathews

Charles B. Mathews